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                                                                   EXHIBIT 10.19


                          STOCK PURCHASE AGREEMENT


                  Dated as of February 4, 1998, by and among


                             Waste Connections, Inc.
                          Madera Disposal Systems, Inc.
            Alma Sciacqua, as trustee of the Sciacqua Family Trust B
                                 Eugene Dupreau
                                 Melvin G. Dias
                              Charles B. Youngclaus
                                       and
                                  Alma Sciacqua




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                            STOCK PURCHASE AGREEMENT


        STOCK PURCHASE AGREEMENT, dated as of February 4, 1998, is entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), Madera Disposal Systems, Inc., a California corporation (the "Corporation"), Alma Sciacqua, as trustee of the Sciacqua Family Trust B, (the "Sciacqua Trust"), Eugene Dupreau ("Dupreau"), Melvin G. Dias ("Dias"), Charles B. Youngclaus ("Youngclaus" and, collectively with the Sciacqua Trust, Dupreau and Dias, the "Shareholders"), and Alma Sciacqua ("Alma").

        WHEREAS, the Corporation is engaged in the collection and transport of solid waste in the City of Chowchilla and in the unincorporated areas of Madera County, California, the operation of two transfer stations and a recycling facility for the County of Madera, operating the Fairmead Landfill pursuant to an operating agreement with the County of Madera, and other related activities;

        WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporation in the amount set forth on Schedule 3.2 hereto (the "Corporation's Stock") in the amount set forth on Schedule 3.2;

        WHEREAS, WCI wishes to acquire from the Shareholders all of the issued and outstanding capital stock of the Corporation;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

        1.     PURCHASE OF CORPORATION'S STOCK

        1.1 SHARES TO BE PURCHASED. At the Closing (as hereinafter defined), the Shareholders shall sell and deliver to WCI all of the issued and outstanding Corporation's Stock, being the number of shares of the Corporation set forth on
Schedule 3.2. At the Closing, WCI shall purchase the Corporation's Stock and in exchange therefor shall deliver to the Shareholders at the Closing or thereafter as provided by this Agreement the purchase price described in Section 1.2, plus any and all additions to the Purchase Price payable pursuant to Section 1.4 (the "Purchase Price").

        1.2    PURCHASE PRICE.  The Purchase Price shall be payable as follows:

               (a) eight million one hundred eighty five thousand dollars ($8,185,000), (i) minus the Closing Date Debt (as defined in Section 3.22(a)), and (ii) plus or minus, as the case may be, the amount by which the Closing Date Current Assets (as defined in


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        Section 3.22(b)) are greater or less than the Closing Date Current
        Liabilities (as defined in Section 3.22(b)) shall be paid to the Shareholders at Closing in cash by wire transfer or check payable in clearinghouse funds. The adjustment to the Purchase Price based on the Closing Date Debt, the Closing Date Current Assets and the Closing Date Current Liabilities shall be based on estimates of such amounts provided at the Closing. Within 120 days after the Closing, WCI and the Shareholders' Representative (as hereinafter defined) shall determine the actual Closing Date Debt, Closing Date Current Assets and Closing Date Current Liabilities. If the difference between the actual amounts of such items and the estimated amounts provided at the Closing Date results in an increase in the amount that should have been paid at the Closing over the amount that was so paid, WCI shall promptly pay such amount to the Shareholders in the same proportion as cash was paid to them at the Closing; if the result is a decrease in the amount that should have been paid at the Closing below the amount that was so paid, the Shareholders shall promptly pay such amount to WCI in the same proportion as they received cash at the Closing. Of the cash portion of the Purchase Price paid at the Closing, five million five hundred forty-five thousand dollars ($5,545,000) shall be paid to the Sciacqua Trust and the balance shall be paid to Dupreau, Dias and Youngclaus as provided in Schedule 3.2.

               (b) At the Closing, WCI shall deliver to Dupreau, Dias and Youngclaus 1,000,000 shares (the "Shares") of its Common Stock, $0.01 par value (the "WCI Stock") as follows: Dupreau-333,333 shares; Dias-333,334 shares; and Youngclaus- 333,333 shares.

               (c) At the Closing, WCI shall deliver to Dupreau, Dias and Youngclaus warrants (the "Warrants") to purchase an aggregate of 200,000 shares of WCI Stock, substantially in the form of Exhibit 1.2(c), with an exercise price of four dollars ($4.00) per share of WCI Stock as follows: Dupreau-Warrants for 66,667 shares; Dias-Warrants for 66,666 shares; and Youngclaus-Warrants for 66,667 shares.

        The Shareholders acknowledge that the allocation of the Purchase Price among the Shareholders has been agreed to by the Shareholders among themselves as provided in Schedule 3.2. Such allocation provides that certain of the Shareholders will receive more cash and fewer Shares and Warrants, and conversely that certain of the Shareholders will receive more Shares and Warrants and less cash, than would be the case if the cash, Shares and Warrants were allocated in proportion to their ownership of the Corporation's Stock.

        1.3 ADDITIONAL CONTINGENT PURCHASE PRICE. The Purchase Price may be increased by the additional contingent payments described in this Section.

               (a) If, prior to the third anniversary of the date of this Agreement (the "Signing Date"), the Corporation enters into an exclusive franchise agreement to provide residential refuse collection services to the City of Madera for a minimum term of at least five years on terms satisfactory to WCI, WCI shall pay to the Procuring Shareholders (as


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        defined below) as additional contingent Purchase Price cash in the amount of six hundred thousand dollars ($600,000), which amount shall be paid on the Closing Date if such franchise agreement is entered into on or prior to the Closing Date or thirty (30) days after the date such franchise agreement is entered into if it is entered into after the Closing Date.

               (b) If, prior to the third anniversary of the Signing Date, the Corporation enters into exclusive franchise agreements on terms satisfactory to WCI with any of the municipalities of Los Banos, Kerman or Dos Palos, or any other municipality in Madera, Kings, Merced and Fresno Counties not otherwise provided for in this Agreement, WCI shall pay to the Procuring Shareholders as additional contingent Purchase Price a cash amount equal to ten percent (10%) of the projected gross revenue (after deduction of any franchise fee) expected to be received by the Corporation pursuant to such exclusive franchise agreement during the first year of its term, which amount shall be paid on the Closing Date if such franchise agreement is entered into on or prior to the Closing Date or thirty (30) days after the date such franchise agreement is entered into if it is entered into after the Closing Date.

               (c) If, prior to the third anniversary of the Signing Date, the Corporation enters into an extension, on terms at least as favorable to the Corporation as the franchise agreement in effect on the Signing Date, of its existing exclusive franchise agreement with the County of Madera for at least seven (7) years from the present termination date of such agreement or an extension, on terms at least as favorable to the Corporation as the franchise agreement in effect on the Signing Date, of its existing exclusive franchise agreement with the City of Chowchilla for at least five (5) years from the present termination date of such agreement, then, in each such case, WCI shall pay the Procuring Shareholders as additional contingent Purchase Price a cash amount equal to five percent (5%) of the projected gross revenue (after deduction of any franchise fee) expected to be received by the Corporation pursuant to such exclusive franchise agreement during the first year of such extension, which amount shall be paid on the Closing Date if such extension is entered into on or prior to the Closing Date or thirty (30) days after the date such extension is entered into if it is entered into after the Closing Date.

               (d) If, prior to the third anniversary of the Signing Date, any of the Shareholders provides substantial assistance to WCI or any of its subsidiaries in acquiring directly or indirectly (through asset purchase, stock purchase, merger or otherwise) the waste collection operations of any other company providing such services within a seventy-five (75) mile radius of Madera, California, including without limitation the waste collection operations of Turlock Scavenger and EMADCO, WCI shall pay the Procuring Shareholders as additional contingent Purchase Price a cash amount equal to three percent (3%) of the projected gross revenue (after deduction of any franchise fee) with respect to such operations during the first year after they are acquired by WCI, which amount shall be paid on the Closing Date if such acquisition is consummated on or




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        prior to the Closing Date or thirty (30) days after the date any such acquisition is consummated if consummated after the Closing Date. WCI shall have sole discretion in determining whether and on what terms it will consummate any such acquisition, and WCI shall not be liable to any of the Procuring Shareholders for any decision not to pursue any such acquisition or its failure to consummate any such acquisition, without regard to the reason therefor.

               (e) If on March 1, 1999, the Corporation's franchise agreement with the County of Madera (or any extension described in Section 1.3(c)) remains in effect and the County of Madera has not threatened to terminate or revoke such franchise agreement, the Corporation shall pay to Dupreau, Dias and Youngclaus, in equal shares, as additional contingent Purchase Price cash in the amount of two million eight hundred thousand dollars ($2,800,000), and upon receipt of such payment Dupreau, Dias and Youngclaus shall return their shares of WCI Stock and Warrants to WCI for cancellation. WCI's obligations under this Section 1.3(e) shall terminate and be of no further force or effect on the closing date of a public offering of WCI common stock with an aggregate net proceeds to WCI of at least five million dollars ($5,000,000). So long as WCI's obligations under this Section 1.3(e) remain in effect, Dupreau, Dias and Youngclaus shall not dispose of any of their WCI Stock or Warrants. Dupreau, Dias and Youngclaus may elect, by written notice to WCI, to forego such payment of additional contingent Purchase Price, in which event they may retain their WCI Stock and Warrants.

               (f) For purposes of this Section 1.3, a Shareholder shall be deemed a "Procuring Shareholder" if such Shareholder is an employee of, or consultant to, the Corporation or WCI at the time the event in question occurs.

               (g) Subject to satisfaction of Federal and State Securities laws and execution by the Procuring Shareholders of such agreements containing such representations as counsel for WCI shall advise is reasonably necessary to satisfy such laws, the Procuring Shareholders may elect to take all or any portion of the additional contingent payments in shares of WCI Stock in lieu of receiving a cash payment. Any Procuring Shareholder electing to receive shares of WCI Stock shall advise WCI at least ten (10) days prior to the date any such payment is due pursuant to this Section of such Procuring Shareholder's intention to receive some or all of the additional continent payments in shares of WCI Stock and of the amount of such payments with respect to which such election is made. Subject to satisfaction of State and Federal Securities laws as aforesaid, WCI shall issue to such Procuring Shareholders on the date payment of such additional contingent payments are due shares of WCI Stock in a number determined by dividing the amount of the additional contingent payment elected to be received in shares of WCI Stock by the Fair Market Value of a share of WCI Stock. If such stock is to be delivered prior to the time that a public market for the WCI Stock exists, the Fair Market Value of WCI Stock shall be determined by the Board of Directors of WCI in good faith. If such stock is to be delivered at a time when a public market for WCI Stock exists, Fair Market Value shall


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        mean the average of the closing price of the WCI Stock as quoted on the
        NASDAQ Stock Market or the principal exchange on which the WCI Stock is listed if such stock is listed on an exchange for the ten successive trading days for which a closing price is quoted ending on the third trading day prior to the date on which such additional contingent payment is due. The Fair Market Value and the number of shares of WCI Stock to be delivered pursuant to this Section shall be appropriately adjusted in the event of any change in the WCI Stock between the first day for which a closing price is quoted in determining the Fair Market Value and such date, including without limitation any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or consolidation. WCI shall not be obligated to issue any fractional shares of WCI Stock, but shall instead pay the Shareholder entitled thereto cash in lieu of any fractional share equal to the Fair Market Value multiplied by the fraction of a share of WCI Stock that would otherwise be issued.

        1.4    EXCLUDED ASSETS. The Assets of the Corporation listed on Schedule
1.4 (the "Excluded Assets") shall be distributed to the Shareholders prior to the Closing, and WCI shall acquire no interest in or claim to any of the Excluded Assets.

        2.     CLOSING TIME AND PLACE

        Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place on such date (the "Closing Date") after the consents required by Section 6.7 have been obtained (or WCI has waived the requirement that one or more such consents be obtained) as WCI and the Shareholders' Representative shall agree. The Closing shall take place at the Law Offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, Suite 1800, San Francisco, California 94111. At the Closing, WCI, the Corporation and the Shareholders shall deliver to each other the documents, instruments and other items described in Section 8 of this Agreement. The Closing Date shall occur no earlier than February 5, 1998, but shall be deemed effective as of February 1, 1998, for financial reporting purposes.

        3.     REPRESENTATIONS AND WARRANTIES OF THE CORPORATION,
               THE SHAREHOLDERS AND ALMA

        The Corporation, the Shareholders and Alma, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Signing Date and will be true as of the Closing Date, and (ii) agree that such representations and warranties shall survive the Closing.

        3.1 ORGANIZATION, STANDING AND QUALIFICATION. The Corporation is duly organized, validly existing and in good standing under the laws of the State of California. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business





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as now conducted. The Corporation is not required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

        3.2 CAPITALIZATION. Schedule 3.2 sets forth, as of the Signing Date, the authorized and outstanding capital of the Corporation, the name, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, the number of shares so owned, and the allocation of the cash, Shares and Warrants among the Shareholders as agreed to among themselves. On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporation shall be owned of record and beneficially by the Shareholders as set forth in Schedule 3.2 and shall be free and clear of all liens, security interests, encumbrances and claims of every kind except as set forth in Schedule 3.2. Each share of the capital stock of the Corporation is and on the Closing Date will be duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest, which obligates the Shareholders to transfer any Corporation's Stock to any person.

        3.3 ALL STOCK BEING ACQUIRED. The Corporation's Stock being acquired by WCI hereunder constitutes all of the outstanding capital stock of the Corporation.

        3.4 AUTHORITY FOR AGREEMENT. The Corporation, each of the Shareholders and Alma has full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Corporation. This Agreement has been duly and validly executed and delivered by the Corporation, each of the Shareholders and Alma and, subject to the due authorization, execution and delivery by WCI, constitutes the legal, valid and binding obligation of the Corporation, each of the Shareholders and Alma enforceable against each of them in accordance with its terms.

        3.5 NO BREACH OR DEFAULT. Except as disclosed on Schedule 3.5, the execution and delivery by the Corporation and the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, will not:

               (a) result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or any of the Shareholders is a party, or by which the Corporation, or any of its assets, is or may be bound or affected; or




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               (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

               (c) violate the Articles of Incorporation or Bylaws of the Corporation.

        3.6 SUBSIDIARIES. Schedule 3.6 lists as of the Signing Date any and all subsidiaries of the Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by the Corporation or any of its subsidiaries.

        3.7    FINANCIAL STATEMENTS. The Corporation has delivered to WCI, as
Schedule 3.7, copies of financial statements ("Financial Statements") for the fiscal years ended December 31, 1995 and 1996, audited by Larry A. Coffin, CPA, and unaudited interim financial statements for the Corporation for the period ended September 30, 1997 (the "Balance Sheet Date"), which interim financial statements were not compiled, reviewed or audited by Larry A. Coffin, CPA. The Financial Statements are true and correct and fairly present (i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated. The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. Except to the extent reflected or reserved against in the Corporation's balance sheet as of the Balance Sheet Date, or as disclosed on
Schedule 3.7 or Schedule 3.8, the Corporation did not have as of the Balance Sheet Date, nor will it have as of the Closing Date, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due except, with respect to the period from the Signing Date through the Closing Date, as permitted by Section 5.2(d).

        3.8 LIABILITIES. Parts I, II, III and IV of Schedule 3.8, are accurate lists and descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

               (a) Part I of Schedule 3.8 list, as of the Signing Date, other than with respect to trade payables and as of the end of the month prior to the Signing Date with respect to trade payables, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description, whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable. From the date as of which information is provided with respect to trade payables, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

               (b) Part II of Schedule 3.8 lists, as of the Signing Date, all claims, suits and



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        proceedings which are pending against the Corporation and, to the knowledge of the Corporation and the Shareholders, all contingent liabilities and all claims, suits and proceedings threatened or anticipated against the Corporation. For each such liability, the following is provided in Part II of Schedule 3.8:

                      (i) a summary description of such liability together with copies of all material documents, reports and other records relating thereto;

                      (ii) all amounts claimed or relief sought with respect to such liability and the identity of the claimant; and

                      (iii) without limitation of the foregoing, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, including, without limitation, those arising under Environmental Laws (as defined in Section 3.24), those relating to personal injury or property damage (including all workers' compensation and occupational disease and injury claims, suits and proceedings) and those citations arising under the Federal Occupational Safety and Health Act or any comparable state law, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, (E) the amount claimed and other relief sought, and (F) all material pleadings, briefs and other documents relating thereto to the extent the same are in the possession or under the control of the Corporation or the Shareholders.

               (c) Part III of Schedule 3.8 list, as of the Signing Date and to the extent not otherwise included in Part I of Schedule 3.8, all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property, as hereafter defined), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

               (d) Part IV of Schedule 3.8 lists, as of the Signing Date and to the extent not otherwise included in Part I or Part III of Schedule 3.8, all real and material personal property leasehold interests or to which the Corporation is a party as lessor or lessee or, to the knowledge of the Corporation or the Shareholders, affecting or relating to any Corporate Property, including a description of the nature and principal terms of such leasehold interest and the identity of the other party thereto.

               Except as described on the applicable part of Schedule 3.8, neither the Corporation nor any of the Shareholders has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8 except, in the case of liabilities and obligations listed on Parts I, III and IV of Schedule 3.8, periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities.




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        3.9 CONDUCT OF BUSINESS. Except as set forth on Schedule 3.21, since the
Balance Sheet Date:

               (a) The business of the Corporation has been conducted only in the ordinary course; and

               (b) There has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse.

        3.10   PERMITS AND LICENSES.

               (a) Schedule 3.10(a) is a full and complete list, and includes copies, of all material permits, licenses, franchises, and service agreements pursuant to which the Corporation is authorized to collect and haul industrial, commercial and residential solid waste (the "Collection Franchises"), and of all other material permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "Governmental Permits") owned by, issued to, held by or otherwise benefiting the Corporation or the Shareholders as of the Signing Date. The status of the Governmental Permits related to the disposal areas owned or used by the Corporation, including, without limitation, any conditions thereto and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). Schedule 3.10(a) also sets forth the name of any third party from whom the Shareholders, the Corporation or WCI must obtain consent (the "Required Governmental Consents") in order to effect a direct or indirect transfer of the Collection Franchises or other Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.10(a), all of the Collection Franchises and other Governmental Permits enumerated and listed on
        Schedule 3.10(a) are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated and are valid and in full force and effect. All of said Collection Franchises and other Governmental Permits and agreements have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of the Corporation or the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why all such Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.


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               (b) Schedule 3.10(b) includes: (i) all records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "Records, Notifications and Reports") that (A) are material to the operation of the business of the Corporation, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past 24 months by the Corporation or any of the Shareholders or their agents, and (ii) all material notifications from such governmental agencies to the Corporation, the Shareholders or their agents in response to or relating to any of such Records, Notifications and Reports.

               (c) Schedule 3.10(c) lists, as of the Signing Date, each facility owned, leased, operated or otherwise used by the Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by WCI pursuant to this Agreement (each, a "Facility" and collectively, the "Facilities"). Except as otherwise disclosed on Schedule 3.10(c):

                      (i) Each Facility is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations and no Facility is a non-conforming use or otherwise subject to any restrictions regarding reconstruction.

                      (ii) All activities and operations at each Facility are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

                      (iii) Each Facility is located on real property owned or leased by a Corporation (each a "Facility Property") and each Facility Property owned by the Corporation is legally described on the surveys or site plans attached to Schedule 3.10(c) (the "Facility Surveys/Site Plans"), each of which when delivered will accurately depict the respective Facility Property.

                      (iv) There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by a Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to the Corporation, and to the knowledge of the Corporation and the Shareholders there are no circumstances, conditions or




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                reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility.

        3.11 CERTAIN RECEIVABLES. Schedule 3.11 is an accurate list as of the Signing Date of the accounts and notes receivable of the Corporation from and advances to employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing. For purposes of this Agreement, the term "Affiliate" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of a Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

        3.12   FIXED ASSETS AND REAL PROPERTY.

               (a) Schedule 3.12(a) lists, as of the Signing Date, substantially all the fixed assets (other than real estate) of each Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as described on Schedule 3.12(a), all of the Corporation's containers, vehicles, machinery and equipment necessary for the operation of its business are in operable condition, and all of the motor vehicles and other rolling stock of each Corporation are in material compliance with all applicable laws, rules and regulations. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither the Corporation nor, to the knowledge of the Corporation or the Shareholders, any other party to such leases is in breach of any of the material provisions thereof.

               (b) Each parcel of real property leased, owned or being purchased by the Corporation as of the Signing Date (the "Corporate Property"), including the legal description and address thereof, is listed on Schedule 3.12(b) - Part I, and attached to said Schedule 3.12(b) - Part I are copies of all leases, deeds, outstanding mortgages, other encumbrances and title insurance policies or lawyer's title opinions relating to each Corporate Property, as well as a current commitment for title insurance issued by a title insurance company satisfactory to WCI with respect to each Corporate Property together with copies of all of the title exceptions referred to in said commitments. All leases listed on Schedule 3.12(b) - Part I are and shall be in full force and effect and binding on the parties thereto. Except as described on Schedule 3.12(b) - Part II, there are no material physical or mechanical defects in or any Facility located on any Corporate Property and each such Facility is in good condition and repair.

               (c) The Corporation has good, valid and marketable title to all properties and assets, real, personal, and mixed, tangible and intangible, actually used or necessary for the conduct of its business, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Part III of Schedule 3.8 (collectively, the "Permitted Liens"). Except as described on Schedule 3.12(b) - Part I, there are and as of the Closing Date will be no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

        3.13 ACQUISITION/DISPOSAL OF ASSETS. Except as indicated on Schedule 3.13, since the Balance Sheet Date, the Corporation has not acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, have a value in excess of $10,000, or which are material to the operation of the Corporation's business as presently conducted, without the prior written consent of WCI.

        3.14   CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS.

               (a) Schedule 3.14(a) lists, as of the Signing Date, and includes copies of, all material contracts and agreements (other than leases included with Schedule 3.12(b) and documents included with Schedule 3.12(b)) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are and on the Closing Date shall be in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.14(a), neither the Corporation nor, to the Corporation's or any of the Shareholders' knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or any of the Shareholders of a default thereunder, or exercised any options thereunder. None of such contracts, agreements and licenses requires notice to, or consent or approval of, any third party to any of the transactions contemplated hereby, except such consents and approvals as are listed on Schedule 3.14(a).

               (b) Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate

        Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

        3.15 INSURANCE. Schedule 3.15 is a complete list and includes copies, as of the Signing Date, of all insurance policies in effect on the Signing Date or, with respect to "occurrence" policies that were in effect, carried by the Corporation in respect of the Corporate Properties or any other property used by the Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor. The Corporation currently carries insurance in the type and amount ordinarily carried by owners or corporations in similar circumstances, in respect to the Corporation' properties, assets and business. During the last five years, there has been no lapse in any material insurance coverage of the Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on Schedule 3.8, except to the extent otherwise set forth in Part II of Schedule 3.8, each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding. All such proceedings are fully covered by insurance, subject to normal deductibles.

        3.16 PERSONNEL. Schedule 3.16 is a complete list, as of the Signing Date, of all officers, directors and employees (by type or classification) of the Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees. Schedule 3.16 shall also lists the driver's license number for each driver of the Corporation's motor vehicles.

        3.17   BENEFIT PLANS AND UNION CONTRACTS.

               (a) Schedule 3.17(a) is a complete list as of the Signing Date, and includes complete copies, of all employee benefit plans and agreements currently maintained or contributed to by the Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Signing Date. Except for the employee benefit plans described on Schedule 3.17(a), the Corporation has no other pension, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on Schedule 3.17(a) are and shall be fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule

        3.17(a). All employee benefit plans listed on such Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. The Corporation has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor has the Corporation, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. The Corporation has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would the Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Signing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

               (b) Schedule 3.17(b) is a complete list, as of the Signing Date, and includes complete copies of all union contracts and agreements between the Corporation and any collective bargaining group. The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Corporation's or the Shareholders' knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Signing Date, existing or threatened against the Corporation nor has the Corporation experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years. No union organizational activity exists respecting employees of the Corporation not currently subject to a collective bargaining agreement. The union contracts or other agreements delivered as part of Schedule 3.17(b) constitute all agreements with the unions or other collective bargaining groups, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.17(b) will contain as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation.

               (c) No payment made to any employee, officer, director or independent contractor of the Corporation (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

        3.18   TAXES.

               (a) The Corporation has timely filed or will timely file all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the date of this Agreement. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years (other than those within the statute of limitations), examinations in progress, extensions of any statute of limitations or claims against the Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Signing Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of the Corporation for its last three fiscal years are attached as part of
        Schedule 3.18. Copies of all other federal, state, local and other tax and information returns for all prior years of the Corporation's existence have been made available to WCI and are among the records of the Corporation which will accrue to WCI at the Closing. The Corporation has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

               (b) Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to such Corporation) the Corporation has duly paid all taxes and other related charges required to be paid prior to the date of this Agreement. The reserves for taxes contained in the Financial Statements of the Corporation are adequate to cover its tax liability as of the date of this Agreement.

               (c) The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

        3.19 COPIES COMPLETE. Except as disclosed on Schedule 3.19, the certified copies of the Articles of Incorporation and Bylaws of the Corporation, both as amended to the Signing Date, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to WCI in connection with the transactions contemplated hereby are complete and accurate as of the Signing Date and are true and correct copies of the originals thereof. Except as specifically disclosed on Schedule 3.19, the rights and benefits of the Corporation will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except such consents and approvals as are or shall be listed on Schedule 3.19 and which will have been obtained prior to the Closing.

        3.20   CUSTOMERS, BILLINGS, CURRENT RECEIPTS AND RECEIVABLES. Schedule
3.20 is a current, accurate and complete list of, and includes:

               (a) the customers the Corporation serves on an ongoing basis, including name, location and current billing rate, as of the Signing Date;

               (b) an accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month preceding the month in which such Schedule is delivered, showing amounts due in 30-day aging categories. Except to the extent of the allowance for bad debts reflected on the Financial Statements or otherwise disclosed on Schedules 3.11 and 3.20, the Corporation's accounts and notes receivable are and on the date such Schedule is delivered shall be collectible in the amounts shown on Schedules 3.11 and 3.20; and

               (c) the average monthly revenues of the Corporation derived from billings to its customers for each of the twelve months preceding the Signing Date. Except as set forth on Schedule 3.20, the Corporation and the Shareholders have no knowledge of any reason why the Corporation's average monthly revenues derived from billings to its customers after the Closing Date should not continue at approximately the same rate as before the Signing Date.

        3.21   NO CHANGE WITH RESPECT TO CORPORATION. Except as set forth on
Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

               (a) any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole;

               (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

               (c)  any change in or agreement to change (i) its shareholders,
        (ii) ownership of its authorized capital or outstanding securities, or
        (iii) its securities;

               (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

               (e) any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

               (f) any labor dispute or any other event or condition of any character, materially adversely affecting its business or future prospects;

               (g) any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholders and their Affiliates, other than in the ordinary course of business;

               (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of any of the Shareholders or any Affiliate thereof;

               (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (j) any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

               (k)  any waiver of any of its material rights or claims;

               (l) any new or any amendment or termination of any existing material contract, agreement, license, permit or other right to which it is a party;

               (m) any decline in the stockholders equity of the Corporation to an amount less than the stockholders equity of the Corporation as of the Balance Sheet Date;

               (n) any decline in the current assets of the Corporation to an amount less than the current assets of the Corporation as of the Balance Sheet Date;

               (o) any increase in the amount of indebtedness owed by the Corporation to the Shareholders or their respective Affiliates;

               (p) any increase in the amount of indebtedness owed by the Shareholders or their Affiliates to any person other than the Corporation and secured by one or more Corporate Properties;

               (q) any decline in any indebtedness of the type described in Sections 3.21(o) and 3.21(p) other than reductions attributable to normal, recurring installment payments due in the ordinary course under the terms of the instruments governing such indebtedness;

               (r) any increase in the amount of aggregate indebtedness owed by the Shareholders or its Affiliate to the Corporation; or

               (s) any other transaction outside the ordinary course of its business.

        3.22   DEBT; CURRENT ASSETS AND CURRENT LIABILITIES.

               (a) At the Closing, the Corporation shall prepare and deliver to WCI Schedule 3.22(a), which shall set forth (i) the amount of the aggregate debt (excluding trade payables) of the Corporation outstanding on the Closing Date required to be repaid by WCI at or immediately after the Closing Date, (ii) the amount of the debt (excluding trade payables) of the Corporation outstanding on the Closing Date which will remain outstanding obligations of either Corporation after the Closing Date, including in each case all interest accrued through and including the Closing Date and all prepayment penalties (other than prepayment penalties associated with any obligations due Bank of America Leasing Company) to be incurred by WCI in connection with the repayment of any such debt required to be repaid, (iii) the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principals) of the Corporation and (iv) the present value, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to the Corporation by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations of the Corporation that are not capitalized lease obligations (the "Closing Date Debt").

               (b) At the Closing, the Corporation shall prepare and deliver to WCI Schedule 3.22(b), which shall set forth the amount of the aggregate current liabilities (excluding the current portion of long-term debt to the extent such current portion is included in Closing Date Debt) and trade payables of the Corporation as of the Closing Date (the "Closing Date Current Liabilities") and the amount of the aggregate current assets of the Corporation as of the Closing Date and the accounts receivable of the Corporation earned prior to the Closing Date and collectible (less an allowance for doubtful accounts) on or after the Closing Date (the "Closing Date Current Assets").

        3.23 BANK ACCOUNTS. Schedule 3.23 is a complete and accurate list, as of the Signing Date, of:

               (a) the name of each bank in which the Corporation has accounts or safe deposit boxes;

               (b)  the name(s) in which the accounts or boxes are held;

               (c)  the type of account; and

               (d) the name of each person authorized to draw thereon or have access thereto.

        3.24 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.24, the Corporation has materially complied with, and the Corporation is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). Except as disclosed on Schedule 3.24, there has been no assertion by any party that a Corporation is in material violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 3.24:

               (a) Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 USC Section 6901 et seq. ("RCRA"), the Corporation has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 3.24(e) below) nor has it accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

               (b) During the Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporation and the Shareholders, prior to the Corporation's ownership or leasing of such Corporate Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Corporate Property.

               (c) During the Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporation and the Shareholders, prior to the Corporation's ownership or leasing of such Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by the Corporation. There are no pending and, to the Corporation's and Shareholders' knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

               (d) Except as allowed under Environmental Laws, the Corporation has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility.

               (e) As used in this Agreement, "Hazardous Material" shall mean the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable California statute or regulation;
        (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance disposed of in a manner not in compliance with Environmental Laws.

        3.25 POWERS OF ATTORNEY. The Corporation has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit either Corporation in any manner.

        3.26 UNDERGROUND STORAGE TANKS. Except as set forth on Schedule 3.26, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, no Corporation has ever owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on Schedule 3.26, the Corporation has provided to WCI, on Schedule 3.26:

               (a) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Corporation currently owns or leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

               (b) the date of installation and specific use or uses of the UST;

               (c) copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

               (d) a copy of each notice to or from a governmental body or agency relating to the UST;

               (e) other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

               (f) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporation's, or the Shareholders' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

        Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of any UST described on Schedule 3.26.

        3.27 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Schedule 3.27 lists all patents, tradenames, trademarks, service marks, and copyrights owned by the Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that are provided when the computer is purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither the Corporation nor any of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

        3.28 ASSETS, ETC., NECESSARY TO BUSINESS. The Corporation owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.5, 3.10(a), 3.10(c), 3.14(a) and 3.19, is a party to all Collection Franchises and Governmental Permits and other agreements necessary to permit it to carry on its business as presently conducted. All of said Collection Franchises and Governmental Permits and agreements have been duly obtained and, except as disclosed on Schedules 3.5, 3.8-Part II, 3.10(a), 3.10(c) 3.14(a) and 3.19, are in full force and effect and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why all such Collection Franchises and Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

        3.29 CONDEMNATION. No Corporate Property owned or leased by the Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation and the Shareholders, no such proceedings are threatened.

        3.30 SUPPLIERS AND CUSTOMERS. The relations between the Corporation and its customers are good. Neither the Corporation nor any of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to the Corporation intends to cease providing such items to the Corporation, nor does the Corporation or any of the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of a Corporation intends to terminate, limit or reduce its business relations with the Corporation.

        3.31 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Corporation nor any of the Shareholders or Alma has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of a Corporation in connection with any actual or proposed transaction which (a) might subject a Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Corporation or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

        3.32 RELATED PARTY TRANSACTIONS. Since January 1, 1992, none of the Shareholders or Alma nor their respective Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument, or as of the date of this Agreement is indebted to or is owed money by, the Corporation not disclosed on the Financial Statements (with respect to the period since January 1, 1995) or on the financial statements of a Corporation for each of the years ended December 31, 1992, 1993 and 1994 delivered to WCI prior to the date of this Agreement. Except as disclosed in the Financial Statements or such financial statements, none of the Shareholders or Alma nor their Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant to or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation.

        3.33 DISCLOSURE SCHEDULES. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

        3.34 NO MISLEADING STATEMENTS. The representations and warranties of the Corporation, the Shareholders and Alma contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to WCI and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

        3.35 ACCURATE AND COMPLETE RECORDS. The corporate minute books, stock ledgers, books, ledgers, financial records and other records of the Corporation:

               (a) have been made available to WCI and its agents at the Corporation's offices or at the offices of WCI's attorneys or the Corporation's attorneys;

               (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

               (c) are accurate and complete, reflect all material corporate transactions required to be authorized by the Boards of Directors and/or shareholders of the Corporation and do not contain or reflect any material discrepancies.

        3.36 KNOWLEDGE. Wherever reference is made in this Agreement to the "knowledge" of the Shareholders, such term means the actual knowledge of the Shareholders or any knowledge which should have been obtained by the Shareholders upon reasonable inquiry by a reasonable business person. In the case of a Shareholder that is a trust, the term "knowledge" means the actual knowledge of the trustee or trustees of the trust or any knowledge which should have been obtained by the trustee or trustees upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the Corporation, such term means the actual knowledge of any management employee, officer or director of the Corporation or any knowledge which should have been obtained by any such person upon reasonable inquiry by a reasonable business person.

        3.37 BROKERS; FINDERS. No person has acted directly or indirectly as a broker, finder or financial advisor for the Corporation or the Shareholders in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Corporation or the Shareholders.

        3.38 INVESTMENT REPRESENTATIONS. The Shareholders further represent that:

               (a) Each of the Shareholders is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act"). Each of the Shareholders has such knowledge and experience in financial matters, either alone or with the Shareholder's professional advisors, that he or she is capable of evaluating the merits and risks of the investment in the Securities.

               (b)  Each is a resident of the State of California.

               (c) Each of the Shareholders has had access to such information relating to WCI as such Shareholder feels is reasonably necessary to make an informed investment decision with respect to the Shares, and the Warrants (collectively, together with shares of WCI Stock issuable on exercise of the Warrants and any additional shares of WCI Stock issued pursuant to Section 1.3(c), the "Securities").

               (d) Each of the Shareholders has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information that WCI possesses or can obtain without unreasonable effort or expense that is necessary to verify the accuracy of the information provided.

               (e) Each of the Shareholders is acquiring the Securities pursuant to this Agreement for its own account, not as a nominee or agent. No one else has any interest, beneficial or otherwise, in any of the Securities.

               (f) Each of the Shareholders is able to bear the economic risk of such an investment in the Securities is aware that he, she or it must be prepared to hold such Securities for an indefinite period and is aware that the Securities have not been registered under the Act, or registered or qualified under the California Corporate Securities Law of 1968, as amended (the "Law"), or any other securities law, on the ground, among others, that no unregistered distribution or public offering of Securities is to be effected and the are being issued by WCI without any public offering within the meaning of section 4(2) of the Act.

               (g) Without in any way limiting the representations herein, each of the Shareholders further agrees that such Shareholder shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any shares of the Securities or any interest in them, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, (i) a registration statement on Form S-1 or S-3 (or any other form appropriate for the purpose or replacing such form) under the Act with respect to the shares proposed to be transferred or otherwise disposed of shall be then effective (ii)(a) he, she or it shall have furnished WCI with a detailed statement of the circumstances of the proposed disposition, and (b) he, she or it shall have furnished WCI with an opinion of counsel or no-action letter issued by the Staff of the Securities and Exchange Commission ("SEC") (obtained at the Shareholders' expense) in form and substance satisfactory to WCI to the effect that such disposition will not require registration of any such Securities under the Act or qualification of any such shares under any other securities law; or
        (iii) Rule 144 is available with respect to such transaction.

               (h) Each of the Shareholders understands and agrees that each certificate or other instrument representing the Securities will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) which legend restricts the sale, transfer or other disposition of the Securities otherwise than in accordance with Sections 3.38(g) of this Agreement provided, however, that WCI shall, on the request of any of the Shareholders, cause such legends to be removed from the certificates or other instrument evidencing the Securities if such Shareholder has held such Securities for the period contemplated by Rule 144(k) under the Act and if the Shareholder is not then and has not been during the three months preceding such request an affiliate of WCI (as defined in Rule 144 under the Act).

               (i) Each of the Shareholders understands and agrees that the Securities will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

               (j) The Shareholders agree to be bound with respect to the Securities by any "lock up" provisions to which the executive officers and directors of WCI are also bound as may be requested by any underwriters of any offering of WCI Stock or securities convertible into WCI Stock.

        3.39 MADERA COUNTY LANDFILL OPERATION. Any costs, expenses or liabilities associated with, or arising from, the closure of the landfills operated by the Corporation for Madera County, California, are the responsibility of Madera County.

        4.     REPRESENTATIONS AND WARRANTIES OF WCI

        WCI represents and warrants to the Shareholders that each of the following representations and warranties is true as of the date of this Agreement and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

        4.1 EXISTENCE AND GOOD STANDING. WCI is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2 NO CONTRACTUAL RESTRICTIONS. No provisions exist in any article, document or instrument to which WCI is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement.

        4.3 AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by WCI and, subject to the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of WCI. WCI has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to WCI; (b) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of WCI; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which WCI is a party or by which it is bound.

        4.4 STATUS OF SHARES. When delivered to the Shareholders at the Closing in accordance with the terms and conditions of this Agreement, the Shares shall have been duly authorized and delivered shares of WCI, and shall be fully paid and nonassessable.

        4.5 NO MISLEADING STATEMENTS. The representations and warranties of WCI contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

        4.6 BROKERS; FINDERS. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI.

        4.7 DISCLOSURE SCHEDULES. Any matter disclosed by WCI on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

        5.     COVENANTS FROM SIGNING TO CLOSING DATE

        5.1 OPERATIONS. Between the Signing Date and the Closing Date, the Corporation will, and the Shareholders will cause the Corporation to:

               (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method, or discontinue any existing material method, of operation or accounting;

               (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

               (c) perform all of its material obligations under agreements relating to or affecting its assets, properties, business operations and rights;

               (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (e) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it;

               (f) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to the continuing operations of the Corporation;

               (g) maintain material compliance with all Collection Franchises and Governmental Permits and all laws, rules, regulations and consent orders;

               (h) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any site assessment, permit, license, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of the Corporation's business operations, whether or not such approval would expire before or after the Closing; and

               (i) advise WCI promptly in writing of any material change in any document, Schedule, Exhibit, or other information delivered pursuant to this Agreement.

        5.2 NO CHANGE. Between the Signing Date and the Closing Date, the Corporation will not, and the Shareholders will not permit the Corporation to, take any action described below without the prior written consent of WCI:

               (a)  make any change in its Articles of Incorporation or Bylaws;

               (b)  authorize, issue, transfer or distribute any securities;

               (c) declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

               (d) enter into any contract or commitment or incur or agree to incur any liability other than in the ordinary course of business other than the transactions contemplated by this Agreement or make any single capital expenditure in excess of $10,000 or in excess of $25,000 in the aggregate during any consecutive thirty (30) day period without regard to whether such capital expenditure is in the ordinary course of business;

               (e) except as set forth on Schedule 3.16, change or promise to change the compensation payable or to become payable to any director, officer, employee or agent, or make or promise to make any bonus payment to any such person;

               (f) create, assume or otherwise permit the imposition of any mortgage, pledge or other lien or encumbrance upon or grant any option or right of first refusal with respect to any assets or properties whether now owned or hereafter acquired;

               (g) sell, assign, lease or otherwise transfer or dispose of any property or equipment other than in the ordinary course of business;

               (h) merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

               (i)  waive any material rights or claims;

               (j) amend or terminate any material agreement or any site assessment, permit, license or other right;

               (k) enter into any other transaction outside the ordinary course of the Corporation's business or prohibited hereunder; or

               (l) take any action or suffer or permit any event to occur that would cause any representation or warranty of the Corporation or the Shareholders to become untrue as of the Closing Date.

        5.3 OBTAIN CONSENTS. Promptly after the execution of this Agreement, the Corporation will, and the Shareholders shall cause the Corporation to, make all filings and take all steps reasonably necessary to obtain all other approvals and consents required to be obtained by the Corporation or the Shareholders to consummate the transactions contemplated by this Agreement and otherwise to satisfy the conditions of Sections 6.7.

        5.4 ACCESS; CONFIDENTIAL INFORMATION. Between the Signing Date and the Closing Date, the Shareholders and the Corporation will, and the Shareholders will cause the Corporation to, afford to the officers and authorized representatives of WCI, including, without limitation, its engineers, counsel, independent auditors and investment bankers, access to the Facilities, plants,

Corporate Properties and other properties, books and records of the Corporation, and will furnish WCI with such additional financial and operating data and other information as to the business and properties of the Corporation as WCI may from time to time reasonably request. The Shareholders will and will cause the Corporation to cooperate with WCI, its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency. WCI will cause all information obtained from the Shareholders and the Corporation in connection with the negotiation and performance of this Agreement which the Shareholders or the Corporation have stamped or otherwise marked as confidential to be treated as confidential (except such information which is in the public domain or which WCI may be required to disclose to any governmental agency, or pursuant to any court or regulatory agency order) and will not use, and will not knowingly permit others to use, any such confidential information in a manner detrimental to the Corporation or the Shareholders. The Corporation will not, and the Shareholders will not and will cause the Corporation not to, disclose to any third persons other than their accountants, bankers or legal counsel any of the terms or provisions of this Agreement prior to or after the Closing Date without the prior written consent of WCI.

        5.5 NOTICE OF MATERIAL ADVERSE CHANGE. WCI shall promptly notify the Shareholders' Representative of any material adverse change in its business or financial condition between the Signing Date and the Closing Date.

        6.     CONDITIONS PRECEDENT TO OBLIGATION OF WCI TO CLOSE

        The obligations of WCI under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by WCI:

        6.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Corporation and the Shareholders contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by the Corporation or the Shareholders under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing Date, shall be deemed to be made again on the Closing Date, and shall then be true, correct and complete in all material respects as of the Closing Date.

        6.2 CONDITIONS. The Corporation and the Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

        6.3 NO MATERIAL ADVERSE CHANGE. Since the Signing Date, there shall not have been any material adverse change in the condition (financial or otherwise), business, properties or assets of the Corporation.

        6.4 CERTIFICATES. The President of the Corporation shall have delivered to WCI a certificate, dated as of the Closing Date, in form and substance satisfactory to WCI, certifying to the fulfillment of the conditions set forth in Sections 6.1, 6.2 and 6.3, and the Shareholders shall have delivered to WCI a certificate dated as of the Closing Date, in form and substance satisfactory to WCI, certifying to the fulfillment of the conditions set forth in Section 6.1, 6.2 and 6.3 applicable to the Shareholders.

        6.5 NO LITIGATION. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

        6.6 OTHER DELIVERIES. The Shareholders shall have delivered the items which they are required to deliver under Section 8 of this Agreement.

        6.7 GOVERNMENTAL APPROVALS; CONSENTS TO TRANSFER. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, and each other party whose consent is required to the transactions contemplated by this Agreement, including without limitation (if applicable) each party to any contract with the Corporation, each municipality or other jurisdiction that has granted a franchise to the Corporation and each jurisdiction issuing or granting any other Governmental Permit, shall have consented to such transactions, and every other Required Governmental Consent shall have been obtained.

        6.8 RELEASE OF SECURITY INTERESTS. All security interests in assets of the Corporation that have been created in favor of financial institutions or other lenders to secure indebtedness of the Shareholders or their Affiliates shall have been released.

        6.9 DUE DILIGENCE. WCI shall have reviewed all of the schedules to this Agreement and all documents related to the Corporation's 401(k) plan, and all such schedules and documents shall be satisfactory to WCI or any problems reflected in, or indicated by, such schedules or documents shall have been resolved to the satisfaction of WCI.

        7.     CONDITIONS PRECEDENT TO OBLIGATION OF THE
               SHAREHOLDERS TO CLOSE

        The obligations of the Shareholders under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by the Shareholders:

        7.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of WCI contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by WCI under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing Date, shall be deemed to be made again on the Closing Date, and shall then be true, correct and complete in all respects as of the Closing Date.

        7.2 CONDITIONS. WCI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

        7.3 CERTIFICATE. WCI shall have delivered to the Shareholders a certificate, dated as of the Closing Date, in form and substance satisfactory to the Shareholders, certifying to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

        7.4 NO LITIGATION. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

        7.5 OTHER DELIVERIES. WCI shall have delivered the items which it is required to deliver under Section 8 of this Agreement.

        7.6 ELECTION OF DIRECTOR AND ADVISORY DIRECTOR. At the Closing, a nominee of the Shareholders, who shall be one of Dupreau, Youngclaus and Dias, shall be elected to the Board of Directors of WCI for a term of one year. In addition, a nominee of the Shareholders, who shall be one of Dupreau, Youngclaus and Dias and who is not elected to the Board of Directors of WCI pursuant to the preceding sentence, shall be an advisory director of WCI for a period of one year from the Closing Date, with the right to attend meetings of the Board of Directors of WCI at WCI's expense, but without authority to vote on any matter.

        8.     CLOSING DELIVERIES

        At the Closing, the respective parties shall make the deliveries indicated:

        8.1    WCI DELIVERIES.

               (a) WCI shall deliver the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to Section 1.2(a).

               (b) WCI shall deliver to Dupreau, Dias and Youngclaus certificates for the Shares.

               (c) WCI shall deliver to Dupreau, Dias and Youngclaus the Warrants.

               (d) WCI shall deliver to the Procuring Shareholders any payments due pursuant to Sections 1.3 (a)-(d).

               (e) WCI shall execute and deliver an Employment Agreement with Dupreau and Youngclaus substantially in the form of the draft included in Exhibit 8.1(e).

               (f) WCI shall execute and deliver the Consulting Agreement with Dias, substantially in the form of the draft included in Exhibit 8.1(f) with such changes therein as shall be applicable.

               (g) WCI shall execute and deliver the Investors' Rights Agreement, as amended, then in effect between WCI and its stockholders.

               (h)  WCI shall execute and deliver the Stockholders Agreement with each Shareholder substantially in the form of Exhibit 8.1(h).

        8.2    SHAREHOLDERS DELIVERIES.

               (a) The Shareholders shall deliver to WCI the certificates representing the outstanding Corporation's Stock free and clear of all liens, security interests, claims and encumbrances, accompanied by a stock power duly executed in blank.

               (b) The Shareholders shall deliver to WCI Uniform Commercial Code financing statement searches from the State of California, dated within thirty (30) days prior to the Closing Date, with an unofficial update on the Closing Date obtained from Information America or another reporting service, showing that there are no security interests, judgments, taxes, other liens or encumbrances outstanding against the Corporation or its assets, other than as disclosed on Part III of
        Schedule 3.8.

               (c) the Shareholders shall deliver to WCI an opinion of counsel for the Shareholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 8.2(c).

               (d) the Shareholders shall execute and deliver such other documents and instruments as are reasonably requested by WCI in order to consummate the transactions contemplated by this Agreement.

               (e) The Corporation shall deliver to WCI evidence satisfactory to WCI showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by WCI) or other benefits with non-union employees of the Corporation (including, without limitation, stock options or other rights to obtain equity in the Corporation) have been terminated, effective on or before the Closing Date.

               (f) The Shareholders shall execute and deliver, and shall cause each officers and director of the Corporation who is not a Shareholder to execute and deliver, a release substantially in the form of Exhibit 8.2(f).

               (g) Each Shareholder shall execute and deliver the Investors' Rights Agreement.

               (h) Each Shareholder shall execute and deliver the Stockholders Agreement substantially in the form of Exhibit 8.1(h).

        9.     ADDITIONAL COVENANTS OF WCI, THE CORPORATION AND THE
               SHAREHOLDERS

        9.1 NO DELAY. The Corporation, the Shareholders and WCI covenant and agree from and after the date hereof not to hinder in any way or unreasonably delay the Closing Date and to use their respective reasonable efforts to obtain required Governmental Consents and otherwise to cause the Closing Date to occur as soon as reasonably practicable after the Signing Date, provided, however, that in using its reasonable efforts WCI shall not be required to take any action or to agree to any condition, including without limitation any condition imposed by any government authority with respect to the transfer of any Governmental Permit, that, in WCI's reasonable judgment, imposes a materially adverse financial burden or operating condition on WCI.

        9.2 RELEASE OF GUARANTIES. WCI shall use reasonable efforts to obtain the termination and release on or prior to the Closing Date of the personal guaranties of the Shareholders of any indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date or WCI shall indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Closing Date which is personally guaranteed by the Shareholders pursuant to such guaranties. The Shareholders shall cooperate with WCI in obtaining such releases.

        9.3 RELEASE OF SECURITY INTERESTS. Between the Signing Date and the Closing Date, the Shareholders and their respective Affiliates shall cause those security interests in the assets of the Corporation that have been created in favor of financial institutions or other lenders to secure indebtedness (other than indebtedness of the Corporation) of the Shareholders or their respective Affiliates to be released in a manner reasonably satisfactory to WCI, and shall cause all guaranties by the Corporation relating to the indebtedness of the Shareholders to be released to the reasonable satisfaction of WCI.

        9.4 CONFIDENTIALITY. Neither the Corporation nor any of the Shareholders shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of WCI, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify WCI at least 24 hours before such disclosure or announcement is expected to be made. WCI shall not disclose or make any public announcement of the transactions contemplated by this Agreement without the prior written consent of the Shareholders' Representative, unless in connection with the IPO or otherwise required to make such disclosure or announcement by law, in which event WCI shall notify the Shareholders' Representative at least 24 hours before such disclosure or announcement is expected to be made.

        9.5 BROKERS AND FINDERS FEES. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

        9.6 TAXES. WCI shall reasonably cooperate, at the expense of the Shareholders, with the Shareholders with respect to any matters involving the Shareholders arising out of the Shareholders' ownership of the Corporation prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, WCI shall make available to the Shareholders such files, documents, books and records of the Corporation for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters.

        9.7 SHORT YEAR TAX RETURNS. After the Closing Date, the Shareholders shall prepare at their sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of each Corporation's fiscal year in which the Closing occurs and ending with the Closing Date. Each such return shall be prepared in a financially responsible and conservative manner and shall be delivered to WCI together with all necessary supporting schedules within 120 days following the Closing Date for its approval (but such approval shall not relieve the Shareholders of their responsibility for the taxes assessed under these returns). The Shareholders shall be responsible for the payment of all taxes shown to be due or that may come to be due on such returns. The Shareholders shall also be responsible for all taxes arising from the conversion of the Corporation from a cash to accrual basis of reporting whether or not due on such returns or on the first return filed by the Corporation for the period commencing after the Closing Date. At the time of the delivery of the returns, shall contemporaneously deliver to WCI checks payable to the respective taxing authorities in amounts equal to the amount due. WCI shall sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholders shall be entitled to receive all refunds shown on said returns and any such refunds received by the Corporation or WCI shall be remitted to the Shareholders.

        9.8    SHAREHOLDERS' REPRESENTATIVE.

                      (a) In order to administer efficiently the rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint Dupreau as the Shareholders'
        Representative, to serve as the Shareholders' agent, proxy and attorney-in-fact for the limited purposes set forth in this Agreement.

                      (b) Each of the Shareholders hereby appoints the Shareholders' Representative as such Shareholder's agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Shareholder's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to disburse any funds received hereunder to the Shareholders, (iii) to execute and deliver on behalf of each Shareholder any amendment or waiver under this Agreement, to agree to the amount of the actual Closing Date Debt, Closing Date Current Assets and Closing Date Current Liabilities pursuant to Section 1.2(a), and to agree to resolution of all Claims hereunder, (iv) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders' Representative of this Agreement, and (v) to do each and every act and exercise any and all rights which such Shareholder or Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, bankruptcy or other incapacity of any Shareholder.

                      (c) Each of the Shareholders hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Shareholders to enforce the rights of the Shareholders under this Agreement, and any action taken with respect to any adjustment or Claim (including any action taken to object to, defend, compromise or agree to the payment of such adjustment or Claim), shall be effective if approved in writing by the Shareholders' Representative and the holders of a majority of the Corporation's Stock (including any Corporation's Stock held by the Shareholders' Representative), or, in the case of any amendment or waiver made or given or action taken after the Closing, if so approved by persons who were the holders of a majority of the Corporation's Stock immediately prior to the Closing, and that each and every action so taken shall be binding and conclusive on every Shareholder, whether or not such Shareholder had notice of, or approved, such amendment or waiver.

                      (d) Dupreau shall serve as the Shareholders' Representative until he resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders' Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select, by the vote of the holders of a majority of the Corporation's Stock immediately prior to the Closing, a successor representative to fill such vacancy, shall provide prompt written notice to WCI of such change and such substituted representative shall then be deemed to be the Shareholders' Representative for all purposes of this Agreement.

        9.9 CERTAIN TAX MATTERS. The Shareholders acknowledge that WCI has indicated its intention to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. The Shareholders agree that WCI, in its discretion, may make such election; provided, however, that such election shall be made no later than the due date for such election.
If such election is made by WCI:

               (a)  WCI shall be authorized to complete Form 8023-A;

               (b) The Shareholders shall sign such completed Form 8023-A at the Closing; and

               (c) WCI and the Shareholders shall agree upon the allocation of the Purchase Price among the assets (including intangible assets) of the Corporation.

               (d) If WCI does make its election under Section 338(h)(10) of the Internal Revenue Code of 1986 as amended, WCI shall reimburse the Shareholders and the Corporation for any additional taxes, penalties, interest and costs of preparation of amended income tax returns incurred due to such election resulting from the recapture of depreciation previously taken on various assets of the Corporation at ordinary income instead of capital gain rates. Such reimbursement shall be in a sum computed by a simultaneous equation computing the additional tax owed by stockholders, as well as the tax on the payment of that sum.

        10.    INDEMNIFICATION

        10.1 INDEMNITY BY THE SHAREHOLDERS. The Shareholders and Alma jointly and severally, subject to the limitations set forth in Section 10.2, covenant and agree that they will indemnify and hold harmless WCI, the Corporation and their respective directors, officers and agents and their respective successors and assigns (collectively the "WCI Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) identified by a WCI Indemnitee in a Claims Notice (as defined in Section 10.3(a)), or asserted by a WCI Indemnitee in litigation commenced against the Shareholders provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the third anniversary of the date of filing of the Corporation's federal and California income tax returns for the fiscal year ending on the Closing Date or, in the case of fraud, expiration of the applicable statute of limitations, with respect to each of the following contingencies (all, the "10.1 Indemnity Events"):

               (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Shareholders or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, WCI relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

               (b) The design, development, construction or operation of any Facility or any other "Environmental Site" as hereinafter defined, or the installation or operation of a UST during any period on or prior to the Closing Date, in excess of the amount of liability with respect thereto, if any, set forth on Part II of Schedule 3.8. As used in this Agreement, "Environmental Site" shall mean any Facility, any UST and any other waste storage, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by the Corporation or by any predecessor thereof on or prior to the Closing Date, provided however, as to activities of such predecessors, only to the extent that the Corporation or the Shareholders had knowledge of such activities. As used in this Agreement, "Environmental Site Losses" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST or any other Environmental Site, including, but not limited to (x) any actual or alleged violation of any law or regulation respecting the protection of the environment, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (y) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any Facility, any UST or any other Environmental Site resulting from activities thereat, whether such Release is into the air, water (including groundwater) or land and whether such Release arose before, during or after the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment. Notwithstanding anything in this paragraph to the contrary, it is specifically understood and agreed that a Release composed solely of Hazardous Substances contained in household waste lawfully disposed of in a landfill during the time a Corporation owned and/or operated such landfill does not constitute an Environmental Site Loss.

               (c) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing. To the extent not covered by the Company's insurance, all matters on Schedule 3.8, Part II.

        10.2   LIMITATIONS ON SHAREHOLDERS' INDEMNITIES.

               (a) Subject to Section 10.2(b), the obligations of the Shareholders to indemnify the WCI Indemnitees as provided in Section
        10.1 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all
        10.1 Indemnity Events exceed $100,000 (the "Deductible Amount"); provided, that the amount of any obligation of indemnity arising pursuant to Section 10.1 with respect to any representation, warranty or covenant contained in Sections 3.1 through 3.5, 3.18 and 3.22 hereof shall not be subject to the Deductible Amount.

               (b) Absent fraud, the maximum amount which WCI can recover as a result of one or more 10.1 Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed six million dollars ($6,000,000) with respect to Claims made prior to the first anniversary of the Closing Date, five million dollars ($5,000,000) with respect to Claims on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, four million dollars ($4,000,000) with respect to Claims made on or after the second anniversary of the Closing Date and prior to the third anniversary of the filing of the Corporation's federal and California income tax returns for the fiscal year ending on the date of the Closing Date, and thereafter nothing in the absence of fraud.

        10.3   NOTICE OF INDEMNITY CLAIM.

               (a) In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any WCI Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, the WCI Indemnitee shall notify the Shareholders (as applicable collectively, the "Indemnifying Party") in writing thereof (the "Claims Notice") within 60 days after (i) receipt of written notice of commencement of any third party litigation against such WCI Indemnitee, (ii) receipt by such WCI Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such WCI Indemnitee, or (iii) such WCI Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the WCI Indemnitee.

               (b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 10.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the WCI Indemnitee with respect to such action. The WCI Indemnitee may participate, at the WCI Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the WCI Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

               (c) If, within thirty (30) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 10.3(b) and elected to defend the Claim, the WCI Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty (30) days reimburse the WCI Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

               (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 10.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

               (e) In the event both the WCI Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel the WCI Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the WCI Indemnitee and the Indemnifying Party in the same action or proceeding and the WCI Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

        10.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "Representations and Warranties") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

        10.5 NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF. The Shareholders waive any right to require any WCI Indemnitee to (i) proceed against the Corporation; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any WCI Indemnitee. WCI may, but shall not be obligated to, set off against any and all payments due any Shareholder any amount to which any WCI Indemnitee is entitled to be indemnified hereunder with respect to any 10.1 Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Shareholders or their successors.

        11.    OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND WCI

        11.1 RESTRICTIVE COVENANTS. As to the Corporation, the Shareholders, Alma and their Affiliates acknowledge that (i) WCI, as the purchaser of the Corporation's Stock, is and will be engaged in the same business as the Corporation (the "Business"); (ii) the Shareholders, Alma and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the State of California and WCI intends to continue the Business in California and intends, by acquisition or otherwise, to expand the Business into other geographic areas of California where it is not presently conducted; (iv) the Shareholders, Alma and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 11.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders, Alma and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this
Section 11 will not impair such ability. The Shareholders covenant and agree as set forth in (a), (b) and (c) below with respect to each Corporation:

               (a) NON-COMPETE. For a period commencing on the Closing Date and terminating five years thereafter (the "Restricted Period"), neither of the Shareholders, Alma nor any of their Affiliates shall, anywhere in the counties of Madera, Fresno, Stanislaus, San Joaquin, and Calaveras, California where WCI or one of its subsidiaries owns or operates a business similar to the Business (the "Restricted Counties"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of the Shareholders and Alma may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of the Shareholders is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business and provided further that Youngclaus shall be permitted to continue the business described on
        Schedule 11.1.

               (b) CONFIDENTIAL INFORMATION. During the Restricted Period and thereafter, the Shareholders, Alma and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders and Alma or
        (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business.

               (c) PROPERTY OF THE BUSINESS. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders, Alma or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholders prior to the Closing, are and shall be the property of WCI and have been delivered or will be delivered or made available to WCI at the Closing.

               (d) NON-SOLICITATION. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, the Shareholders, Alma and their Affiliates shall not solicit any employees of the Corporation to leave the employ of the Corporation and join the Shareholders or any Affiliate in any business endeavor owned or pursued by the Shareholders.

               (e) NO DISPARAGEMENT. From and after the Closing Date, none of the Shareholders or Alma shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate WCI or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders or Alma from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of the Shareholders or Alma shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony.

        11.2 RIGHTS AND REMEDIES UPON BREACH. If the Shareholders or Alma or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 11.1 herein (the "Restrictive Covenants"), WCI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCI at law or in equity:

               (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and that money damages would not provide an adequate remedy to WCI. Accordingly, in addition to any other rights or remedies, WCI shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders and Alma from any violation thereof.

               (b) ACCOUNTING. The right and remedy to require the Shareholders and Alma to account for and pay over to WCI all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders and Alma as the result of any transactions constituting a breach of the Restrictive Covenants.

               (c) SEVERABILITY OF COVENANTS. The Shareholders and Alma acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               (d) BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

               (e) ENFORCEABILITY IN JURISDICTION. WCI and the Shareholders and Alma intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI and the Shareholders and Alma that such determination not bar or in any way affect WCI's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        12.    TERMINATION OF AGREEMENT

        12.1   TERMINATION DATE.

               (a) If the Closing Date has not occurred by March 31, 1998, this Agreement shall be terminated at 5:00 p.m., Pacific Time, March 31, 1998, unless the Corporation has not then obtained all of the consents required by Section 6.7, in which event this Agreement shall terminate 10 days after the later of (i) if any such consent is denied, the latest time for filing any appeal or further appeal of such denial has lapsed;
        (ii) if any such consent is denied and such denial is appealed, the day the last appeal of such denial has been dismissed, refused or decided adversely to the Corporation; and (iii) notice by WCI.

               (b) This Agreement may be terminated at any time prior to the Closing Date:

                      (i) by WCI, by written notice to the Corporation and the
               Shareholders if the representations and warranties of the Corporation and the Shareholders shall not have been true and correct in all respects as of the date when made; or

                      (ii) by the Corporation and the Shareholders by written
               notice to WCI if the representations and warranties of WCI shall not have been true and correct in all respects as of the date when made.

        12.2 NOTICE AND EFFECT OF TERMINATION. On termination of this Agreement, the transactions contemplated herein shall forthwith be abandoned and all continuing obligations and liabilities of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination.

        12.3 EXCLUSIVE NEGOTIATIONS. Following execution of this Agreement, the Corporation, the Shareholders and Alma shall not, and the Shareholders and Alma shall not permit the Corporation's or the Shareholders' and Alma's officers, directors, employees or agents to, initiate, negotiate or discuss with any other person or entity the possible sale of all or substantially all of the assets, business or stock of either Corporation, or to effect the merger of a Corporation with any party other than WCI. The Shareholders and Alma hereby confirm that no person or entity presently has or may acquire any rights to purchase or otherwise acquire the assets or the stock of the Corporation.

        13.    GENERAL

        13.1 ADDITIONAL CONVEYANCES. Following the Closing, the Shareholders and WCI shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as WCI or the Shareholders may reasonably request for the purpose of carrying out this Agreement. The Shareholders will cooperate with WCI and/or the Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

        13.2 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

        13.3 PUBLIC ANNOUNCEMENTS. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing Date without the prior consent of the other parties hereto and in no case shall any such announcement be made prior to the filing by WCI of a registration statement under the Act relating to the IPO without the consent of WCI.

        13.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        13.5 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:            at their respective addresses set forth on
                                   Schedule 3.2

With a copy to:                    Richard W. Dietrich
                                   Dietrich, Glasrud, Mallek & Aune
                                   An Association Including Law Corporations
                                   5250 North Palm, Suite 402
                                   Fresno, California 93704
                                   Fax: (209) 435-8776

If to WCI:                         Waste Connections, Inc.

                                   2260 Douglas Boulevard, Suite 280
                                   Roseville, California 95661
                                   Attention:  Ronald J. Mittelstaedt
                                   Fax: (916) 772-2920

With a copy to:                    Robert D. Evans, Esq.
                                   Shartsis, Friese & Ginsburg LLP
                                   One Maritime Plaza, 18th Floor
                                   San Francisco, California 94111
                                   Fax: (415) 421-2922

        13.6 ATTORNEYS' FEES. In the event of any dispute or controversy between WCI on the one hand and the Corporation or the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

        13.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions.

        13.8 PAYMENT OF FEES AND EXPENSES. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

        13.9 INCORPORATION BY REFERENCE. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

        13.10 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

        13.11 NUMBER AND GENDER OF WORDS; CORPORATION. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

        13.12 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporation, the Shareholders and WCI and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholders (or the Shareholders' Representative on their behalf) and WCI acting through its officers, thereunto duly authorized by its Board of Directors.

        13.13 WAIVER. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

        13.14 CONSTRUCTION. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


          THE CORPORATION:              MADERA DISPOSAL SYSTEMS, INC.



                                        By:
                                           ------------------------------------
                                           Eugene Dupreau
                                           President



                            WCI:        WASTE CONNECTIONS, INC.



                                        By:
                                           ------------------------------------
                                           Ronald J. Mittelstaedt
                                           Chief Executive Officer & President

          THE SHAREHOLDERS:



                                           ------------------------------------
                                           Alma Sciacqua, as Trustee of the
                                           Sciacqua Family Trust B



                                           ------------------------------------
                                                      Eugene Dupreau



                                           ------------------------------------
                                                      Melvin G. Dias



                                           ------------------------------------
                                                   Charles B. Youngclaus

              ALMA:



                                           ------------------------------------
                                                      Alma Sciacqua

                                TABLE OF CONTENTS

                                                                                           Page
1.         PURCHASE OF CORPORATION'S STOCK.................................................  1
           1.1    SHARES TO BE PURCHASED...................................................  1
           1.2    PURCHASE PRICE...........................................................  1
           1.3    ADDITIONAL CONTINGENT PURCHASE PRICE.....................................  2
           1.4    EXCLUDED ASSETS..........................................................  5

2.         CLOSING TIME AND PLACE..........................................................  5

3.         REPRESENTATIONS AND WARRANTIES OF THE
           CORPORATION, THE SHAREHOLDERS AND ALMA..........................................  5
           3.1    ORGANIZATION, STANDING AND QUALIFICATION.................................  5
           3.2    CAPITALIZATION...........................................................  5
           3.3    ALL STOCK BEING ACQUIRED.................................................  6
           3.4    AUTHORITY FOR AGREEMENT..................................................  6
           3.5    NO BREACH OR DEFAULT.....................................................  6
           3.6    SUBSIDIARIES.............................................................  6
           3.7    FINANCIAL STATEMENTS.....................................................  6
           3.8    LIABILITIES..............................................................  7
           3.9    CONDUCT OF BUSINESS......................................................  8
           3.10   PERMITS AND LICENSES.....................................................  8
           3.11   CERTAIN RECEIVABLES...................................................... 10
           3.12   FIXED ASSETS AND REAL PROPERTY........................................... 10
           3.13   ACQUISITION/DISPOSAL OF ASSETS........................................... 11
           3.14   CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS........................... 11
           3.15   INSURANCE................................................................ 12
           3.16   PERSONNEL................................................................ 12
           3.17   BENEFIT PLANS AND UNION CONTRACTS........................................ 12
           3.18   TAXES.................................................................... 14
           3.19   COPIES COMPLETE.......................................................... 14
           3.20   CUSTOMERS, BILLINGS, CURRENT RECEIPTS AND RECEIVABLES.................... 15
           3.21   NO CHANGE WITH RESPECT TO CORPORATION.................................... 15
           3.22   DEBT; CURRENT ASSETS AND CURRENT LIABILITIES............................. 17
           3.23   BANK ACCOUNTS............................................................ 17
           3.24   COMPLIANCE WITH LAWS..................................................... 18
           3.25   POWERS OF ATTORNEY....................................................... 19
           3.26   UNDERGROUND STORAGE TANKS................................................ 19
           3.27   PATENTS, TRADEMARKS, TRADE NAMES, ETC.................................... 20
           3.28   ASSETS, ETC., NECESSARY TO BUSINESS...................................... 20
           3.29   CONDEMNATION............................................................. 20
           3.30   SUPPLIERS AND CUSTOMERS.................................................. 20
           3.31   ABSENCE OF CERTAIN BUSINESS PRACTICES.................................... 20
           3.32   RELATED PARTY TRANSACTIONS............................................... 21

                                                                                          Page
           3.33   DISCLOSURE SCHEDULES..................................................... 21
           3.34   NO MISLEADING STATEMENTS................................................. 21
           3.35   ACCURATE AND COMPLETE RECORDS............................................ 21
           3.36   KNOWLEDGE................................................................ 21
           3.37   BROKERS; FINDERS......................................................... 22
           3.38   INVESTMENT REPRESENTATIONS............................................... 22
           3.39   MADERA COUNTY LANDFILL OPERATION......................................... 23

4.         REPRESENTATIONS AND WARRANTIES OF WCI........................................... 24
           4.1    EXISTENCE AND GOOD STANDING.............................................. 24
           4.2    NO CONTRACTUAL RESTRICTIONS.............................................. 24
           4.3    AUTHORIZATION OF AGREEMENT............................................... 24
           4.4    STATUS OF SHARES......................................................... 24
           4.5    NO MISLEADING STATEMENTS................................................. 24
           4.6    BROKERS; FINDERS......................................................... 24
           4.7    DISCLOSURE SCHEDULES..................................................... 24

5.         COVENANTS FROM SIGNING TO CLOSING DATE.......................................... 25
           5.1    OPERATIONS............................................................... 25
           5.2    NO CHANGE................................................................ 25
           5.3    OBTAIN CONSENTS.......................................................... 26
           5.4    ACCESS; CONFIDENTIAL INFORMATION......................................... 26
           5.5    NOTICE OF MATERIAL ADVERSE CHANGE........................................ 27

6.         CONDITIONS PRECEDENT TO OBLIGATION OF WCI TO
           CLOSE........................................................................... 27
           6.1    REPRESENTATIONS AND WARRANTIES........................................... 27
           6.2    CONDITIONS............................................................... 27
           6.3    NO MATERIAL ADVERSE CHANGE............................................... 27
           6.4    CERTIFICATES............................................................. 27
           6.5    NO LITIGATION............................................................ 28
           6.6    OTHER DELIVERIES......................................................... 28
           6.7    GOVERNMENTAL APPROVALS; CONSENTS TO TRANSFER............................. 28
           6.8    RELEASE OF SECURITY INTERESTS............................................ 28
           6.9    DUE DILIGENCE............................................................ 28

                                                                                          Page
7.         CONDITIONS PRECEDENT TO OBLIGATION OF THE
           SHAREHOLDERS TO CLOSE........................................................... 28
           7.1    REPRESENTATIONS AND WARRANTIES........................................... 28
           7.2    CONDITIONS............................................................... 29
           7.3    CERTIFICATE.............................................................. 29
           7.4    NO LITIGATION............................................................ 29
           7.5    OTHER DELIVERIES......................................................... 29
           7.6    ELECTION OF DIRECTOR AND ADVISORY DIRECTOR............................... 29

8.         CLOSING DELIVERIES.............................................................. 29
           8.1    WCI DELIVERIES........................................................... 29
           8.2    SHAREHOLDERS DELIVERIES.................................................. 30

9.         ADDITIONAL COVENANTS OF WCI, THE CORPORATION
           AND THE SHAREHOLDERS............................................................ 31
           9.1    NO DELAY................................................................. 31
           9.2    RELEASE OF GUARANTIES.................................................... 31
           9.3    RELEASE OF SECURITY INTERESTS............................................ 31
           9.4    CONFIDENTIALITY.......................................................... 31
           9.5    BROKERS AND FINDERS FEES................................................. 32
           9.6    TAXES.................................................................... 32
           9.7    SHORT YEAR TAX RETURNS................................................... 32
           9.8    SHAREHOLDERS' REPRESENTATIVE............................................. 32
           9.9    CERTAIN TAX MATTERS...................................................... 33

10.        INDEMNIFICATION................................................................. 34
           10.1   INDEMNITY BY THE SHAREHOLDERS............................................ 34
           10.2   LIMITATIONS ON SHAREHOLDERS' INDEMNITIES................................. 35
           10.3   NOTICE OF INDEMNITY CLAIM................................................ 36
           10.4   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS................... 37
           10.5   NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF............... 37

11.        OTHER POST-CLOSING COVENANTS OF THE
           SHAREHOLDERS AND WCI............................................................ 37
           11.1   RESTRICTIVE COVENANTS.................................................... 37
           11.2   RIGHTS AND REMEDIES UPON BREACH.......................................... 39

12.        TERMINATION OF AGREEMENT........................................................ 40
           12.1   TERMINATION DATE......................................................... 40
           12.2   NOTICE AND EFFECT OF TERMINATION......................................... 41

                                                                                          Page
           12.3   EXCLUSIVE NEGOTIATIONS................................................... 41

13.        GENERAL......................................................................... 41
           13.1   ADDITIONAL CONVEYANCES................................................... 41
           13.2   ASSIGNMENT............................................................... 41
           13.3   PUBLIC ANNOUNCEMENTS..................................................... 41
           13.4   COUNTERPARTS............................................................. 42
           13.5   NOTICES.................................................................. 42
           13.6   ATTORNEYS' FEES.......................................................... 42
           13.7   APPLICABLE LAW........................................................... 42
           13.8   PAYMENT OF FEES AND EXPENSES............................................. 42
           13.9   INCORPORATION BY REFERENCE............................................... 43
           13.10  CAPTIONS................................................................. 43
           13.11  NUMBER AND GENDER OF WORDS; CORPORATION.................................. 43
           13.12  ENTIRE AGREEMENT......................................................... 43
           13.13  WAIVER................................................................... 43
           13.14  CONSTRUCTION............................................................. 43